Exhibit 10.2
CARIBOU COFFEE COMPANY, INC.
2005 EQUITY INCENTIVE PLAN
STOCK OPTION GRANT AND AGREEMENT
     Caribou Coffee Company, Inc., a Minnesota corporation (“Caribou”), in accordance with the Caribou Coffee Company, Inc. 2005 Equity Incentive Plan (“Plan”), hereby grants an Option to Michael Tattersfield (“Optionee”) to purchase from Caribou 500,000 shares of Stock at an Option Price per share of $1.74. This Option is subject to all of the terms and conditions set forth in this Option Agreement and in the Plan and is granted effective as of August 1, 2008 (the “Grant Date”).
TERMS AND CONDITIONS
          §1 Plan. This Option is subject to all the terms and conditions set forth in this Option Agreement and in the Plan, which is herein incorporated by reference. All capitalized terms not otherwise defined in this Option Agreement shall have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Option Agreement is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Optionee upon written request to the Committee.
          §2 Exercise Right.
(a)	Vesting. Optionee shall vest in this Option in accordance with the following vesting schedule:
(1)	Optionee shall be vested with respect to 25% of the shares of Stock subject to this Option (rounding down to the nearest whole number) if he remains an Employee or Director until the first anniversary of the Grant Date;

(2)	Optionee shall be vested with respect to another 25% of the shares of Stock subject to this Option (rounding down to the nearest whole number) if he remains an Employee or Director until the second anniversary of the Grant Date;

(3)	Optionee shall be vested with respect to another 25% of the shares of Stock subject to this Option (rounding down to the nearest whole number) if he remains an Employee or Director until the third anniversary of the Grant Date; and

(4)	Optionee shall be vested with respect to the remaining shares of Stock subject to this Option (rounding down to the nearest whole number) if he remains an Employee or Director until the fourth anniversary of the Grant Date.
Notwithstanding the vesting schedule set forth in this §2, Optionee shall be fully vested with respect to 100% of the shares of Stock subject to this Option if he remains an Employee or Director until the date of a Change in Control. If Optionee continues to hold this Option following termination of Optionee’s employment or status as a Director as provided in §2(d), the vested interest in the Option shall not be increased by the occurrence of a Change in Control that occurs after the effective date of the termination of Optionee’s employment or status as a Director.
(b)	Change in Control. In the case of a Change in Control, the Option shall be subject to the provisions of §14 of the Plan with respect to such Change in Control.

(c)	Life of Option. Except for the right to exercise the Option (to the extent vested) for the period provided in §2(d) following the termination of Optionee’s employment or status as a Director, Optionee shall have the right to exercise this Option (to the extent it is vested under the vesting schedule in §2(a) on such date) until the earlier of (i) the date that the Option is exercised, cancelled in full or otherwise expires, or (ii) the tenth anniversary of the Grant Date.

(d)	Termination of Employment or Status as a Director. If Optionee ceases to be an Employee or a Director of Caribou and all of its Affiliates and Subsidiaries for any reason prior to the date Optionee is permitted to exercise this Option, Optionee shall retain this Option to the extent it is vested under the vesting schedule in §2(a) as of the date the Optionee’s employment or status as a Director terminated, and shall be permitted to exercise this Option to the extent vested during the ninety (90) day period following the effective date of Optionee’s termination of employment or status as a Director, provided, however, if the Optionee’s employment or status as a Director is terminated due to death, his personal representative or beneficiary shall have the ninety (90) day period extended to a one year period beginning on the date of the Optionee’s death. The Option, to the extent not exercised, shall expire at the end of the ninety (90) day period following the effective date of Optionee’s termination of employment or status as a Director, or the one year period in the case of the Optionee’s death.

(e)	Other Conditions. At the discretion of the Committee, the grant of this Option may be conditioned on Optionee’s execution of a non-disclosure agreement, a non-solicitation agreement and/or a noncompete agreement in the form(s) presented to Optionee. If the grant of this Option is conditioned on such agreement(s) and any such agreement is not executed on or prior to the date the Optionee executes this Option, this Option shall automatically expire on such date.
          §3 Method of Exercise of Option. Optionee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under §2) on any normal business day of Caribou by (1) delivering a written notice of the exercise of the Option to Caribou; and (2) simultaneously paying to Caribou the Option Price plus such sum, if any, as the Committee deems necessary to satisfy Optionee’s federal, state and other tax withholding requirements resulting from any compensation attributable to the exercise of the Option. The payment of such Option Price and withholding taxes shall be made either in cash or by check acceptable to Caribou, or in any combination of cash and such check which results in payment in full of the Option Price and withholding taxes. The Committee, at its sole discretion, may also permit payment of the Option Price with shares of Stock held at least six (6) months, or in any combination of cash, check, or Stock. At the discretion of the Committee, the Option Price may also be effected through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market. At the sole discretion of the Committee, an Optionee may be permitted to pay applicable withholding taxes through a reduction in the number of shares of Stock transferred to the Optionee through the exercise of this Option.
          §4 Delivery. Caribou shall deliver a properly issued certificate representing each share of Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise, and such delivery shall discharge Caribou of all of its duties and responsibilities with respect to this Option to the extent it is so exercised.
          §5 Transferability. No rights granted under this Option shall be transferable by Optionee other than by will or by the laws of descent and distribution, and the rights granted under this Option shall be exercisable during Optionee’s lifetime only by Optionee. The person or persons, if any, to whom this Option is transferred due to the death of Optionee shall be treated after Optionee’s death the same as Optionee under this Option Agreement, provided that the Option shall expire on the last day of the one year period that begins on the date of the Optionee’s death, unless it is exercised, cancelled or expires prior to such date.
          §6 No Right to Continue Employment or Service on the Board. Neither the Plan, this Option, nor any related material shall give Optionee the right to continue in employment by Caribou or any Subsidiary or other Affiliate or to serve as a Director, nor shall the Plan, this Option, nor any related material adversely affect or in any way limit the right of Caribou or any Subsidiary or Affiliate to terminate Optionee’s employment or status as a Director with or without cause at any time.

          §7 Stockholder Status. Optionee shall have no rights as a stockholder with respect to any shares of Stock subject to this Option until such shares of Stock have been duly issued and delivered to Optionee pursuant to a proper exercise of this Option, and no adjustment shall be made for dividends of any rights or any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such shares of Stock, except as expressly set forth in the Plan.
          §8 Other Laws. Caribou shall have the right to refuse to issue or transfer any shares of Stock under this Option if Caribou, acting in its absolute discretion, determines that the issuance or transfer of such shares of Stock might violate any applicable law or regulation. In such event, any payment tendered to exercise this Option shall be promptly refunded to Optionee, and Caribou at that point shall have the right to cancel this Option or to take such other action with respect to this Option as Caribou deems appropriate under the circumstances.
          §9 Governing Law. The Plan and this Option shall be governed by the laws of the State of Minnesota, without regard to the choice of law rules thereof.
          §10 Modification, Amendment and Cancellation. The Board shall have the right unilaterally to modify, amend or cancel this Option in accordance with the terms of the Plan. The number of shares of Stock and the Option Price may be adjusted in accordance with the terms of the Plan to reflect any change in the capitalization of Caribou or a corporate transaction described in Section 424(a) of the Code which does not constitute a Change in Control of the Company. The Committee shall also have the right to amend the Option or withhold or restrict the transfer of any share of Stock to Optionee hereunder if the Committee deems it appropriate in order to satisfy any condition or requirement under applicable securities laws.
          §11 Binding Effect. This Option shall be binding upon Caribou and Optionee and their respective heirs, executors, administrators, successors and assigns.
          §12 References. Any references to sections (§) in this Option Agreement shall be to sections (§) of this Option Agreement unless otherwise expressly stated as part of such reference.
     By execution of this Option Agreement, Optionee and Caribou agree to be bound by the terms and conditions of the Plan and this Option Agreement.

OPTIONEE:
/s/ Michael Tattersfield
Michael Tattersfield
CARIBOU COFFEE COMPANY, INC.

By:	/s/ Charles H. Ogburn

Title:	Director